 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Union National Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINANCIAL CORPORATION	570 LAUSCH LANE
SUITE 300
LANCASTER, PA 17601
TEL. 717-519-3180
www.uncb.com

August 19, 2010

Dear Fellow Shareholder:

By now you should have received the Proxy Statement/Prospectus and related proxy materials for our Special Meeting of Shareholders, to be held on September 16, 2010.  At the Special Meeting, we will consider and vote on the merger agreement providing for our proposed merger with Donegal Financial Services Corporation (“DFSC”), the holding company for Province Bank and an affiliate of Donegal Group Inc. (“DGI”).

Our Board of Directors has unanimously determined that the merger and merger agreement are advisable and in the best interests of Union National Financial Corporation (“UNNF”) and its shareholders and unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” approval of any necessary adjournment of the Special Meeting.

Your vote in favor of the merger agreement and the merger (Proposal 1) is especially important because the affirmative vote of the holders of at least 80% of our outstanding shares of common stock is required before we may complete the merger.  Abstentions, broker non-votes and the failure to vote each have the same effect as a vote against the merger.

In addition to the other information contained in the Proxy Statement/Prospectus, the Board of Directors asks you to consider the following important factors before casting your vote:

•	the complementary nature of Union National Community Bank (“UNCB”) and Province Bank, whose combination would result in a locally-owned, locally-managed and well-capitalized community bank;
•	the substantially increased liquidity afforded to our shareholders by an investment in DGI Class A common stock;
•	our shareholders’ ability to receive regular cash dividends as holders of DGI Class A common stock (assuming that DGI maintains its current dividend practice);
•	our shareholders’ ability to reinvest the cash portion of the merger consideration they receive, and their ability to receive an immediate return;
•	UNCB is under a formal agreement with its primary regulator, which restricts its ability to execute its business plan;
•	UNCB is subject to an individual minimum capital requirement (IMCR), which imposes capital requirements that exceed the minimum requirements to be considered a well-capitalized institution; and
•	our current need for additional capital and the likelihood that any capital raising transaction would be highly dilutive to our existing shareholders.

The Special Meeting is scheduled to be held on Thursday, September 16th.  Our records indicate that you have not yet voted.  In order to reduce the solicitation costs associated with the Special Meeting, we encourage you to VOTE TODAY.  A proxy card is enclosed for your convenience.  Please see the instructions on the enclosed proxy card for the methods that are available for you to cast your vote.  If you need assistance in voting your shares, please contact our proxy solicitor, Georgeson Inc., toll-free at (866) 821-2614.

Should you have any questions regarding the proposed merger, I encourage you to contact Michael Peduzzi, our Chief Financial Officer, at (717) 519-8636, or me at (717) 519-8630.

Thank you, in advance, for your prompt attention to this very important matter.

Sincerely,

Mark D. Gainer
Chairman, CEO & President